                                                                     EXHIBIT 3.5

                         SUNSTONE HOTEL INVESTORS, INC.

                              ARTICLES OF AMENDMENT
                              ---------------------

        Sunstone Hotel Investors, Inc., a Maryland corporation, having its principal office in the State of Maryland at c/o The Prentice-Hall Corporation System, Inc., 11 East Chase Street, Suite 7-C, Baltimore, Maryland 21202 (hereinafter referred to as the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: The Corporation hereby amends its Charter as currently in effect by deleting in its entirety SECTION 1 of ARTICLE V of the Charter, and by inserting, in lieu thereof, the following:

        Section 1. Authorized Shares of Capital Stock

               (a) Authorized Shares. The total number of shares of capital stock of all classes that the Corporation has authority to issue is One Hundred Sixty Million (160,000,000) shares of capital stock (par value One Cent ($.01) per share), consisting of: (i) One Hundred Fifty Million (150,000,000) shares of Common Stock, par value One Cent ($.01) per share (the "Common Shares"); and (ii) Ten Million (10,000,000) shares of Preferred Stock, par value One Cent ($.01) per share (the "Preferred Shares") which may be issued in one or more classes as described in
        Section 5 of Article V. The Common Shares and each class of the Preferred Shares shall each constitute a separate class of capital stock of the Corporation.

               The Board of Directors may classify and re-classify any unissued shares of capital stock in accordance with Section 6 of Article V hereof.

               (b) Terminology and Aggregate Par Value. The Common Shares and Preferred Shares are collectively referred to herein as the "Equity Shares." The aggregate par value of all of the authorized Equity Shares having par value is $1,600,000.

        SECOND: The Corporation hereby amends its Charter as currently in effect by deleting in its entirety Section 1(a) of ARTICLE VI of the Charter, and by inserting, in lieu thereof, the following:

        Section 1. Number and Qualification of Directors.

               (a) Authorized Number. The number of Directors of the Corporation shall not be less than nine (9) nor more than twelve (12), with the exact number of Directors to be fixed from time to time by the shareholders or by the affirmative vote of at least 80% of the Board of Directors but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force. The exact number of directors presently authorized shall be nine (9) until changed within such specified limit in the manner prescribed above. A director need not be a shareholder.

        THIRD: The amendments to the Charter of the Corporation as hereinabove set forth was duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation, as required by law.

        FOURTH: The total number of shares of capital stock which the Corporation had authority to issue immediately prior to the foregoing amendment to the Charter of the Corporation was 60,000,000, consisting of 50,000,000 shares of Common Stock, one cent ($.01) par value per share, and 10,000,000 shares of Preferred Stock, one cent ($.01) par value per share, for an aggregate par value of all shares of stock having par value equal to $600,000.

        FIFTH: The total number of shares of capital stock which the Corporation has authority to issue pursuant to the foregoing amendment to the Charter of the Corporation is 160,000,000, consisting of 150,000,000 shares of Common Stock, one cent ($.01) par value per share, and 10,000,000 shares of Preferred Stock, one cent ($.01) par value per share, for an aggregate par value of all authorized shares of capital stock having par value equal to $1,600,000.

        SIXTH: By resolution of the Board of Directors of the Corporation, Roger
M. Cohen, Esquire has been authorized as agent to witness these Articles of Amendment.

        SEVENTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its authorized agent on this 21st day of April, 1998.


                                            SUNSTONE HOTEL INVESTORS, INC.


                                            By:    /S/  ROBERT A. ALTER (Seal)
                                                   ---------------------------
                                            Name:  Robert A. Alter
                                            Title: President


WITNESS:

By:    /S/ ROGER M. COHEN
       -----------------------
Name:  Roger M. Cohen, Esquire
Title: Authorized Agent


                                        3